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                            DATED: NOVEMBER 30, 2001

                                MCSI CANADA INC.

                                     - AND -

                               3835359 CANADA INC.

                                     - AND -

                                   MCSI, INC.

                                   ----------

                            ASSET PURCHASE AGREEMENT

                                   ----------

                           FRASER MILNER CASGRAIN LLP
                                  P.O. Box 100
                            One First Canadian Place
                                Toronto, Ontario
                                     M5X 1B2

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                                TABLE OF CONTENTS

                                    Article 1
                                 INTERPRETATION

1.1         Definitions..........................................................................2
1.2         Gender and Number....................................................................7
1.3         Currency.............................................................................7
1.4         Headings.............................................................................7
1.5         Knowledge of Vendor..................................................................7
1.6         Knowledge of the Purchaser...........................................................7

                                    Article 2
                                    SCHEDULES

2.1         Description of Schedules.............................................................7

                                    Article 3
                         AGREEMENT OF PURCHASE AND SALE

3.1         Property and Assets to be Purchased and Sold.........................................8
3.2         Excluded Assets.....................................................................10

                                    Article 4
                                 PURCHASE PRICE

4.1         Purchase Price......................................................................10
4.2         Closing Estimate of Purchase Price..................................................11
4.3         Allocation of Purchase Price and Tax Elections......................................11
4.4         Transfer Taxes......................................................................11
4.5         Adjustments.........................................................................11
4.6         Final Determination of Purchase Price...............................................12
4.7         Inventories and Excluded Inventories................................................14
4.8         Accounts Receivable and Non-Trade Receivables.......................................14
4.9         Returns, Refunds, etc...............................................................15
4.10        Access to Records, Co-operation of Purchasers, etc..................................15
4.11        Duocom Cohabitation.................................................................16

                                    Article 5
                                   LIABILITIES

5.1         Assumption of Liabilities...........................................................16

                                    Article 6
                            PAYMENT OF PURCHASE PRICE

6.1         Payment of the Purchase Price.......................................................17

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                                                                             ii.

                                    Article 7
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

7.1         Representations and Warranties of the Vendor........................................18
7.2         No Other Representations and Warranties.............................................23

                                    Article 8
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1         Representations and Warranties of the Purchaser.....................................23

                                    Article 9
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1         Survival of Representations and Warranties of the Vendor............................24
9.2         Survival of Representations and Warranties of the Purchaser.........................24

                                   Article 10
                             COVENANTS OF THE VENDOR

10.1        Covenants of the Vendor.............................................................25

                                   Article 11
                           COVENANTS OF THE PURCHASER

11.1        Covenants of the Purchaser..........................................................27

                                   Article 12
                                EMPLOYEE MATTERS

12.1        Employees and Transferred Employees.................................................28

                                   Article 13
                             BULK SALES LEGISLATION

13.1        Bulk Sales Compliance...............................................................29

                                   Article 14
                        PURCHASER'S CONDITIONS OF CLOSING

14.1        Conditions for the Benefit of the Purchaser.........................................30
14.2        Non-Fulfilment of Conditions, etc. for the Benefit of the Purchaser.................31

                                   Article 15
                         VENDOR'S CONDITIONS OF CLOSING

15.1        Conditions for the Benefit of the Vendor............................................32
15.2        Non-Fulfilment of Conditions etc. for the Benefit  of the Vendor....................33

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                                                                            iii.

                                   Article 16
                              CLOSING ARRANGEMENTS

16.1        Date, Time and Place of Closing.....................................................34
16.2        Closing Arrangements................................................................34

                                   Article 17
                                 INDEMNIFICATION

17.1        Indemnification by Vendor...........................................................35
17.2        Indemnification by Purchaser........................................................36
17.3        Procedure for Indemnification.......................................................37
17.4        Subsequent Recovery.................................................................38
17.5        Insurance...........................................................................38
17.6        Details of Claims...................................................................38
17.7        De Minimis/Limitation...............................................................38

                                   Article 18
                                 MCSi GUARANTEE

18.1        MCSi Guarantee......................................................................39

                                   Article 19
                                  MISCELLANEOUS

19.1        Brokerage, Commissions, etc.........................................................39
19.2        Further Assurances..................................................................40
19.3        Assignment of Contracts.............................................................40
19.4        Announcements.......................................................................40
19.5        Notices.............................................................................40
19.6        Time of the Essence.................................................................42
19.7        Costs and Expenses..................................................................42
19.8        Applicable Law......................................................................42
19.9        Entire Agreement....................................................................42
19.10       Severability........................................................................42
19.11       Effect of Closing...................................................................43
19.12       Counterparts........................................................................43
19.13       Assignment..........................................................................43
19.14       Parties in Interest.................................................................44
19.15       Third Parties.......................................................................44
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               THIS AGREEMENT dated the 30th day of November, 2001

B E T W E E N :

                              MCSi CANADA INC., a corporation continued under the laws of the Province of Ontario

                              (hereinafter called the "VENDOR")

                                                               OF THE FIRST PART

                              - and -

                              3835359 CANADA INC. a corporation incorporated
                            under the laws of Canada

                              (hereinafter called the "PURCHASER")

                                                              OF THE SECOND PART

                              - and -

                              MCSI, INC., a corporation incorporated under the laws of the State of Maryland, U.S.A.

                              (hereinafter called the "MCSi")

                                                               OF THE THIRD PART

               WHEREAS the Vendor carries on in Canada an office products business consisting of the sale and distribution of computer consumables, peripherals, data storage products, accessories, paper products and office furniture to business users (hereinafter called the "BUSINESS");

               AND WHEREAS the Purchaser desires to purchase and the Vendor desires to sell the property and assets of the Business for the purchase price and upon the terms and conditions hereinafter set forth;

               AND WHEREAS MCSi is the sole shareholder of the Vendor.

               NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements and payments hereinafter set forth, the parties hereto agree as follows:

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                                                                              2.

                                    ARTICLE 1
                                 INTERPRETATION

1.1            DEFINITIONS

               Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

"ABITIBI" has the meaning ascribed thereto in Section 10.1.11.

"ACCOUNTING FIRM" has the meaning ascribed thereto in Section 4.6(c).

"ACCOUNTS RECEIVABLE" means the trade accounts receivable due to the Vendor as at the Effective Time as reflected on the Closing Date Balance Sheet.

"ADJUSTMENT PAYMENT" shall have the meaning ascribed thereto in Section 4.6(e).

"AFFILIATE" has the meaning ascribed thereto in the CANADA BUSINESS CORPORATIONS
ACT.

"AGREEMENT" means this asset purchase agreement and any instrument amending this Agreement as referred to in Section 19.9; "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to a particular article or section; and the expression "Article" or "Section" followed by a number means and refers to the specified article or section of this Agreement.

"APPRAISED FAIR MARKET VALUE OF THE PRINTING ASSETS" means the fair market value of the equipment and other fixed assets used by the Business in its paper printing business (a list of such assets being attached as Schedule 17) as such is determined on the appraisal of such assets that is being provided to the Purchaser's bank in connection with the Purchase Financing.

"ASSUMED LIABILITIES" means the liabilities and obligations to be assumed by the Purchaser as described in Section 5.1.

"AZERTY/UNITED" means the Azerty/United Canada Division of United Stationers
Supply Co.

"AZERTY/UNITED LOGISTICS AGREEMENT" means collectively the Logistics Information
Technology Agreement dated July 5, 2000 between Azerty/United, the Vendor and
MCSi as amended and supplemented by the Warehousing/Fulfillment/Logistics
Agreement dated April 2, 2001 among the Vendor, United and MCSi and the
Amendment dated April 2, 2001 entered into between United, the Vendor and MCSi.

"B2B COMPONENT" means the online ordering and customized e-commerce solutions owned or licensed by the Vendor and/or MCSi, as the case may be, and which are made available to customers of the Business via the Website(s).

"BULK SALES LEGISLATION" means the BULK SALES ACT (Ontario) and the corresponding laws and regulations of any other jurisdiction, domestic or foreign.

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                                                                              3.

"BUSINESS" has the meaning described in the preamble hereto.

"BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located at the City of Toronto are not open for business during normal banking hours.

"CANON CLAIM" means the action described in item 2 of Schedule 11 hereto.

"CLOSING" means the completion of the transactions herein contemplated, including the sale to and purchase by the Purchaser of the Purchased Assets hereunder as herein contemplated.

"CLOSING DATE" means December 31, 2001 or such earlier or later date as may be agreed upon.

"CLOSING DATE BALANCE SHEET" means the balance sheet of the Vendor to be prepared, and as agreed upon by the Vendor and the Purchaser, in accordance with
Section 4.6.

"DEBT INSTRUMENT" means any bond, debenture, promissory note or other instrument evidencing indebtedness for borrowed money or other liability.

"EFFECTIVE TIME" means immediately following the close of business on the Closing Date.

"EMPLOYEE ACCOUNTS RECEIVABLE" means the amounts due from employees of the Business as reflected in the Closing Date Balance Sheet, including without limitation in respect of loans made by the Vendor to employees of the Business for the purchase of computers.

"EMPLOYEE BENEFITS" means:

               (a) salaries, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements;

               (b) insurance, health, welfare, disability, pension, retirement, travel, hospitalization, medical, dental, legal, counselling and other similar benefits, plans or arrangements; and

               (c) agreements or arrangements with any labour union or employee association, written or oral employment agreements or arrangements and agreements or arrangements for the retention of the services of independent contractors, consultants or advisors.

"ENCUMBRANCE" means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement or other encumbrance.

"ENVIRONMENTAL REMEDIATION" means the remediation project which is being managed by or under the direction of Abitibi-Consolidated Inc. to remediate the historic leakage of toluene at

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                                                                              4.

the leased premises of the Vendor located at 45 Commander Boulevard, Scarborough in compliance with Environmental Laws in effect on December 1, 1998, the date the Vendor acquired the Business.

"ESTIMATED NET BOOK VALUE OF THE BUSINESS" means the estimated net book value of the Business as at Closing as shown on the balance sheet of the Business to be agreed to by the Vendor and Purchaser under Section 4.2 and attached hereto as
Schedule 2, and subject to any adjustment thereto as provided for in Section
4.1(b).

"EXCLUDED ASSETS" means the property and assets referred to in Section 3.2.

"EXCLUDED INVENTORIES" means the Non-Epson Projector Products and those inventories which have been fully reserved on the books of the Vendor and which the Vendor has designated as being excluded from the assets to be purchased by the Purchaser hereunder as provided for in Section 4.7(b).

"FINANCIAL STATEMENTS" means the internal unaudited financial statements of the Business for the period ended October 31, 2001 prepared by management of the Vendor, a copy of which is annexed hereto as Schedule 1.

"GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as recommended in the Handbook published by the Canadian Institute of Chartered Accountants.

"GST" means taxes, interest, penalties and fines imposed under Part IX of the EXCISE TAX ACT (Canada) and the regulations made thereunder (collectively the "GST LEGISLATION").

"INCOME TAX ACT (CANADA)" means, collectively, the INCOME TAX ACT (Canada) and the INCOME TAX REGULATIONS, all as amended to date.

"INTELLECTUAL PROPERTY" means any patents, inventions (whether patented or not), trademarks or service marks, trade or business names, domain names, software
(including without limitation the INTERACT and SALES TOOL software), literary or artistic content in the Websites and in any catalogues or promotional material, other works in which copyright subsists, trade secrets and confidential information, and other intellectual property that is owned or used by the Vendor in conducting the Business, all registrations or applications for registration in respect thereof, and all the Vendor's rights in respect of any infringement thereof (whether occurring before or after the Closing Date), other than any rights with respect thereto that are included in the Excluded Assets or to the extent contemplated by the B2B Component.

"INVENTORIES" means all inventories of every kind and nature and wheresoever situate owned by the Vendor in respect of the Business, except for Excluded
Inventories.

"LEASED PROPERTY" means all the right, title and interest of the Vendor in and to the subject matter of the Leases.

"LEASES" means the leases if real property entered into by the Vendor identified in Schedule 4.

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                                                                              5.

"LEGAL PROCEEDING" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same.

"NET BOOK VALUE OF THE BUSINESS" means:

               (a)  the book value of the Purchased Assets (subject to Section
                    4.1(b)) as at the Effective Time as shown on the Closing
                    Date Balance Sheet, less

               (b) the book value of the liabilities of the Business as at the Effective Time as shown on the Closing Date Balance Sheet,

and for the purposes hereof book value shall be determined in accordance with GAAP, consistently applied unless otherwise agreed by the Vendor and the Purchaser.

"1998 PURCHASE AGREEMENT" means the asset purchase agreement dated November 17, 1998 between Abitibi, the Vendor and Miami Computer Supply Corporation (a corporate predecessor of MCSi).

"NON-EPSON PROJECTOR PRODUCTS" means any portable stand-alone, desk-top projectors that are included in the inventory of the Business at the Effective
Time which were not supplied by Epson Canada Inc., or its Affiliates.

"NON-TRADE RECEIVABLES" means any receivables of the Business or that are otherwise due to the Vendor in respect of the Business, and are not included on the Closing Date Balance Sheet as Accounts Receivable, and without limitation to the foregoing shall include those Non-Trade Receivables described in Section
4.8(b).

"ORDERLY LIQUIDATION VALUE OF THE PRINTING ASSETS" means the amount that is determined to be the orderly liquidation value of the printing assets of the business in the appraisal referred to in the definition of Appraised Fair Market
Value of the Printing Assets.

"ORDINARY COURSE", when used in relation to the conduct by the Vendor of the Business, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and being such as a Person of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time.

"PERSON" means any individual, corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust and any unincorporated organization or association, any Tribunal; and pronouns have a similar extended meaning.

"PERSONAL PROPERTY LEASES" means the leases of personal property entered into by the Vendor as Lessee identified in Schedule 5.

"PROMISSORY NOTE" means the promissory note referred to in Section 6.1(a).

"PURCHASED ASSETS" means the property and assets described in Section 3.1.

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                                                                              6.

"PURCHASE FINANCING" means the financing that is to be provided by the Purchaser's bank to assist in the financing of the purchase of the Purchase
Assets hereunder.

"PURCHASE PRICE" means the purchase price payable by the Purchaser to the Vendor for the Purchased Assets as provided for in Article 4.

"QST" means sales tax payable under the QST Act.

"QST ACT" means an Act respect the Quebec Sales Tax.

"TAXES" means all taxes payable under any applicable Tax Legislation, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, transfer taxes, property and municipal and school taxes, capital taxes, import and customs, duties and other governmental charges and assessments, and includes additions by way of penalties, interest, fines and other amounts with respect thereto.

"TAX LEGISLATION" means, collectively, the INCOME TAX ACT (Canada) and the
INCOME TAX Regulations, all as amended to date, and the statute law, rules, regulations, interpretation bulletins and releases, orders and decrees of any other jurisdiction, domestic or foreign which may impose a tax of any kind.

"TAX RETURNS" means all tax returns required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable
Tax Legislation.

"TIME OF CLOSING" means 10:00 a.m. Toronto time on the Closing Date or such other time on the Closing Date as the parties may agree as the time at which the Closing shall take place.

"TRANSFERRED EMPLOYEES" means all those employees who are employed by the Vendor in the Business on the Closing Date and who become employees of the Purchaser pursuant to the terms of this Agreement.

"TRIBUNAL" means:

               (a)  any court (including a court of equity);

               (b) any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

               (c) any securities commission, stock exchange or other regulatory or self-regulatory body;

               (d) any board of trade, chamber of commerce or other business or professional organization or association;

               (e)  any arbitrator or arbitration tribunal; and

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                                                                              7.

               (f)  any other tribunal;

whether domestic or foreign.

"VENDOR OBJECTION" has the meaning ascribed thereto in Section 4.6(b).

"WEBSITES" means websites and, subject to Section 10.1.8, including all Intellectual Property forming part thereof, now residing at "mcsicanada.ca", "mcsicanada.com", mcsinet.ca", "mcsicanada.net" and "mcsicanada.org".

1.2            GENDER AND NUMBER

               In this Agreement words importing a specific gender include all genders and words importing the singular include the plural and vice versa.

1.3            CURRENCY

               Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol $, refer to lawful money of Canada.

1.4            HEADINGS

               The division of this Agreement into Articles and Sections and the use of a table of contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.5            KNOWLEDGE OF VENDOR

               In this Agreement, and any documents delivered pursuant hereto, any reference to the knowledge of the Vendor, or a similar expression, means the actual knowledge of the Vendor after reasonable enquiry (but without personal liability) of the President, the Chief Financial Officer, the Secretary and Treasurer and the Vice-Presidents of the Vendor.

1.6            KNOWLEDGE OF THE PURCHASER

               In this Agreement, and any documents delivered pursuant hereto, any reference to the knowledge of the Purchaser, or a similar expression, means the actual knowledge of the Purchaser after reasonable enquiry (but without personal liability) of Gary Heffernan and the other corporate officers of the Purchaser.

                                    ARTICLE 2
                                    SCHEDULES

2.1            DESCRIPTION OF SCHEDULES

               The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

               Schedule 1    -     Financial Statements as at October 31, 2001

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                                                                              8.

               Schedule 2    -     Estimated Net Book Value of the Business
                                   [TO BE COMPLETED POST-SIGNING]
               Schedule 3    -     [INTENTIONALLY DELETED]
               Schedule 4    -     Leases
               Schedule 5    -     Personal Property Leases
               Schedule 6    -     Machinery, Equipment, etc.
               Schedule 7    -     Trucks, Cars, Vehicles, etc.
               Schedule 8    -     Agreements, Contracts, Commitments, etc.
               Schedule 9    -     Employees, Employee Benefits, etc.
               Schedule 10   -     Intellectual Property
               Schedule 10A  -     MCSi Trade-marks, etc.
               Schedule 11   -     Legal Proceedings
               Schedule 12   -     Form of Non-Competition Agreement
                                   [TO BE FINALIZED POST-SIGNING]
               Schedule 13   -     Form of Promissory Note
                                   [TO BE FINALIZED POST-SIGNING]
               Schedule 14   -     [INTENTIONALLY DELETED]
               Schedule 15   -     Legal Opinion of Vendor's Counsel
                                   [TO FOLLOW POST-SIGNING]
               Schedule 16   -     Legal Opinion of Purchaser's Counsel
                                   [TO FOLLOW POST-SIGNING]
               Schedule 17   -     Printing Assets
               Schedule 18   -     Encumbrances
               Schedule 19   -     Refunds, Returns, etc.
               Schedule 20   -     General Terms of B2B Agreement

                                    ARTICLE 3
                         AGREEMENT OF PURCHASE AND SALE

3.1            PROPERTY AND ASSETS TO BE PURCHASED AND SOLD

               Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase as, at and from the Effective Time the following property and assets of the
Business:

               (a) all machinery, equipment (including, without limitation, fork-lift trucks office equipment and computer equipment), furnishings and accessories and supplies of all kinds owned by the Vendor in connection with the Business located in or on the Leased Property, including without limitation those items set forth and described in Schedule 6;

               (b) all trucks, cars and other vehicles owned by the Vendor in connection with the Business set forth and described in
                    Schedule 7;

               (c)  all Inventories;

               (d)  the Accounts Receivable and the Employee Accounts
                    Receivables;

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                                                                              9.

               (e) the full benefit of all unfilled orders received by the Vendor relating to the Business and all right, title and interest of the Vendor in, to and under all agreements, contracts, licences (including, without limitation, third party software licenses) and commitments relating exclusively to the Business, including without limitation those set forth and described in Schedule 8;

               (f) all the right, title, benefit and interest of the Vendor in and to the Intellectual Property of the Vendor including without limitation the Intellectual Property identified on
                    Schedule 10;

               (g) the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor under the names "Axidata" and "Compu-Redi/Tenex" and the right to use any words indicating that the Business is so carried on;

               (h)  the Leases and the Personal Property Leases;

               (i) all lists of customers of the Business in the possession of the Vendor showing, to the extent known by the Vendor, the names, addresses, phone numbers, e-mail addresses and contact persons for each customer of the Business;

               (j) all books, records, files and other documentation and written materials relating exclusively to the Business and all information and materials in the possession or control of the Vendor in written or electronic form in a database or otherwise to the extent it relates to the Business, except to the extent such information is proprietary to the Vendor or the Vendor needs to retain a particular book, record, file, document or other written or electronic material for its own purposes or those of its Affiliates, where the Vendor shall be entitled to retain the original thereof and, deliver to the Purchaser a copy thereof or provide the Purchaser reasonable access thereto and if such access requires a separation or extraction of such information or materials by the Vendor, such separation or extraction will be done in a reasonably timely manner and the Purchaser will bear the cost thereof;

               (k) all rights of the Vendor in all the phone and fax numbers and domain names used in the Business;

               (l)  the Websites;

               (m) any rights of the Vendor in the ownership of a membership in the Devil's Pulpit Golf Club;

               (n) any and all other assets and property of the Business not specifically identified in Section 3.2 hereof.

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                                                                             10.

                    except to the extent that any of the foregoing are or relate to Excluded Assets.

3.2            EXCLUDED ASSETS

               There shall be excluded from the purchase and sale of property and assets herein contemplated the following:

               (a) any rights to or interest in the names or trade-marks "MCSi" or "MCSi Canada", and any other registered or unregistered trade-marks owned by MCSi, including without limitation those shown on Schedule 10A or similar names or trade-marks, including the right to the domain names "mcsicanada.ca" and "mcsicanada.com", "mcsinet.ca", "mcsicanada.net",
                    "mcsicanada.org" or any other domain names using "MCSi" as part thereof;

               (b)  cash on hand or in banks or other depositories;

               (c) term or time deposits and similar cash items of, owned or held by or for the account of the Vendor;

               (d) refundable and creditable Taxes and interest thereon refundable to the Vendor, including without limitation any GST or QST credits or refunds;

               (e) all receivables of the Business from Affiliates of the Vendor or otherwise not included in the Accounts Receivable and the Employee Accounts Receivable, including without limitation the Non-Trade Receivables;

               (f)  the Excluded Inventories; and

               (g) all books, records, files or other documentation and written materials to the extent relating to any Excluded Assets.

                                    ARTICLE 4
                                 PURCHASE PRICE

4.1            PURCHASE PRICE

               (a) Subject to sub-section (b) below, the Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets shall be the aggregate of (i) the book value of the Purchased Assets as at the Effective Time as shown on the Closing Date Balance Sheet and (ii) $1,000,000.

               (b) If the Appraised Fair Market Value of the Printing Assets is less than the book value of such assets as shown on the Closing Date Balance Sheet, the Purchase Price shall be reduced by the difference between such book value and the Appraised Fair Market Value of the Printing Assets.

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                                                                             11.

4.2            CLOSING ESTIMATE OF PURCHASE PRICE

               On or before the fifth Business Day prior to Closing, the Vendor and the Purchaser will in good faith prepare an updated balance sheet to reflect the Estimated Net Book Value of the Business to be attached hereto as Schedule 2 and such balance sheet will be used for the purpose of the payments to be made on Closing as provided for in Section 6.1 and will become the basis for the Estimated Net Book Value of the Business. The payment on account of the Purchase
Price on Closing will be made in the manner described in Section 6.1 and will be based on the book value of the Purchased Assets (subject to Section 4.1(b)) as shown on the above-mentioned balance sheet and will be adjusted after the Closing in accordance with Section 4.6.

4.3            ALLOCATION OF PURCHASE PRICE AND TAX ELECTIONS

               The Purchase Price (including the value of the Assumed
Liabilities) shall be allocated among the Purchased Assets as agreed in good faith between the Purchaser and the Vendor, failing which the Vendor and the Purchaser acknowledge that such allocation will generally follow the amounts and line items to be shown on the Closing Date Balance Sheet. The Vendor and the Purchaser shall execute and file an election as to the Accounts Receivables to the extent permitted under Section 22 of the INCOME TAX ACT (Canada) or any equivalent election in any other jurisdiction, using as the consideration paid therefor the amount thereof as shown on the final and binding Closing Date
Balance Sheet. In addition, the Vendor and Purchaser shall execute and file their respective Tax Returns in a manner consistent with the aforesaid allocations and election. If either party fails to file its Tax Returns as aforesaid, such party shall indemnify and save harmless the other party in respect of any additional Tax, and legal and/or accounting costs paid or incurred by the other party as a result of the failure to file as aforesaid.

4.4            TRANSFER TAXES

               The Purchaser shall be liable for and shall pay, either to the Vendor at Closing or directly to the government authority, as required, all federal and provincial sales taxes and all other Taxes or other like charges properly payable upon and in connection with the transfer of the Purchased
Assets to the Purchaser, including, but not limited to GST and QST but excluding any income taxes payable by the Vendor as a result of the completion of the transactions herein contemplated. The Vendor and Purchaser shall jointly elect under Section 167(1) of the GST Legislation and Section 75 of the QST Act following the prescribed form and including the prescribed information, with respect to the purchase and sale of the Purchased Assets pursuant to the provisions of this Agreement. Such joint elections shall be filed in compliance with the requirements of the GST Legislation and the QST Act.

4.5            ADJUSTMENTS

               Water, rental, gas, hydro rates, insurance premiums, realty taxes, municipal taxes, fuel, common area maintenance reimbursements, prepaid security deposits and other such matters as are customarily adjusted, and other usual and similar prepaid expenses and accrued liabilities relating to the Leased Property shall be adjusted without duplication as between the

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                                                                             12.

Vendor and the Purchaser as at the Effective Time. The Purchaser agrees that on Closing it will replace any Letters of Credit provided by the Vendor in respect of the Leases so that any Letters of Credit provided by the Vendor may be cancelled.

4.6            FINAL DETERMINATION OF PURCHASE PRICE

               (a) Within thirty (30) days after the Closing Date, the Purchaser shall prepare (in cooperation with representatives of the Vendor if reasonably requested by the Vendor) and deliver to the Vendor a balance sheet (the "CLOSING DATE
                    BALANCE SHEET") showing the Net Book Value of the Business as at the Effective Time. The Purchaser will prepare the Closing Date Balance Sheet in accordance with, and on a consistent basis with, the accounting policies used in the preparation of the Financial Statements and the balance sheet set out in Schedule 2 to show the Estimated Net Book
                    Value of the Business using the same line items as shown on the such balance sheet, including for greater certainty, Employee Accounts Receivables, Accrued Vacation Pay and
                    Accrued Commissions and Bonus for Transferred Employees but not to include any such matter for employees who do not become Transferred Employees. For the avoidance of doubt, the Closing Date Balance Sheet will not include any Excluded
                    Assets or liabilities of the Vendor not forming part of the Assumed Liabilities.

               (b) The Closing Date Balance Sheet shall, thirty (30) days after receipt thereof by the Vendor, be binding and conclusive upon, and deemed accepted by, the Vendor unless the Vendor shall have notified the Purchaser in writing within such thirty (30) days of any objection thereto (the "VENDOR
                    OBJECTION"). The Vendor Objection shall set forth a specific description of the basis of the Vendor Objection and the nature of adjustments to the Closing Date Balance Sheet that the Vendor believes should be made. Any items not specifically disputed during the said thirty (30) day period shall be deemed to have been accepted by the Vendor.

               (c) The Purchaser shall then have fifteen (15) days to notify the Vendor that the Purchaser objects to Vendor Objection, failing which the Purchaser shall be deemed to accept same.
                    If the parties hereto are unable to resolve any dispute within thirty (30) days following the Purchaser's receipt of the Vendor Objection, they shall refer the remaining differences to Deloitte & Touche, or such other firm of accountants acceptable to the Purchaser and the Vendor, each acting reasonably, (the "ACCOUNTING FIRM") for decision, which decision shall be final and binding on the parties.
                    The procedure and schedule under which any dispute shall be submitted to the Accounting Firm shall be as follows:

                    (i)    within thirty-five (35) days following the Vendor
                           Objection under paragraph (b) of this Section 4.6 above, the Vendor shall submit any unresolved elements of its objection to the Accounting Firm in writing (with a copy to the Purchaser), supported by any


                                                                             13.

                           documents and/or affidavits upon which it relies. Failure to do so without reasonable cause shall constitute a withdrawal by the Vendor of the Vendor Objection with respect to any unresolved element to which such failure relates;

                    (ii) within fifteen (15) days following the Vendor's submission of the unresolved elements of the Vendor Objection as specified in clause (i) above, the Purchaser shall submit its response to the Accounting Firm in writing (with a copy to the Vendor), supported by any documents and/or affidavits upon which it relies. Failure to do so without reasonable cause shall constitute an acceptance by the Purchaser of the Vendor's submission on any unresolved element to which such failure relates;

                    (iii) the Accounting Firm shall deliver its written determination within twenty (20) days following its receipt of the information provided for in clauses
                           (i) and (ii) above, or such longer period of time as the Accounting Firm reasonably determines is necessary but not to exceed an additional twenty (20) days without the prior consent of the Vendor and the Purchaser. The Purchaser and the Vendor shall make readily available to the Accounting Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the respective submissions and all other items reasonably requested by the Accounting Firm; and

                    (iv) the expenses relating to the engagement of the Accounting Firm shall be borne equally by the Vendor and the Purchaser.

               (d) The Closing Date Balance Sheet shall become final and binding on the parties upon the earliest of:

                    (i) if no Vendor Objection has been given, the expiration of the period within which the Vendor must make its objection pursuant to paragraph (b) of this Section
                           4.6 hereof;

                    (ii) agreement in writing by the Vendor and the Purchaser that the Closing Date Balance Sheet, together with any modifications thereto agreed by the Vendor and the Purchaser, shall be final and binding; and

                    (iii) the date on which the Accounting Firm shall issue its written determination with respect to any dispute relating to the Closing Date Balance Sheet.

                    The Closing Date Balance Sheet, as submitted by the Purchaser if no Vendor Objection has been given, or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of

                                                                             14.

                    the Accounting Firm, when final and binding on all parties shall be used to determine the Net Book Value of the Business.

               (e) Within five (5) Business Days following the determination of Net Book Value of the Business, an adjustment payment payable pursuant to this paragraph (e) of this Section 4.6 (the "ADJUSTMENT PAYMENT") shall be paid by wire transfer, in immediately available funds, to a bank account designated by the Vendor or the Purchaser, as the case may be. The Adjustment Payment shall be the difference between the Net Book Value of the Business and the Estimated Net Book Value of the Business. The Adjustment Payment shall, as applicable, be payable by the Purchaser to the Vendor to the extent that the Net Book Value of the Business is greater than the Estimated Net Book Value of the Business and by the Vendor to the Purchaser to the extent that the Net Book Value of the Business is less than the Estimated Net Book Valued the Business.

4.7            INVENTORIES AND EXCLUDED INVENTORIES

        (a) The parties hereto acknowledge that the Inventories have been or are in the process of being counted as at December 1, 2001 by representatives of the Vendor and for the purposes of the Closing Date Balance Sheet shall be valued based on the results of such count and rolled forward from December 1, 2001 to the Effective Time based on the perpetual records of the Business. If there shall be a dispute as to the value of the Inventories to be purchased under this Agreement which the parties are unable to resolve, the dispute shall be submitted to the Accounting Firm referred to in Section 4.6 for decision, which decision shall be final and binding on the parties. For the purposes of determining the value of the Inventories, the Inventories shall be valued at the lower of cost and market value consistent with GAAP.

        (b) The Vendor will as soon as reasonably practicable after the completion of the inventory count referred to in (a) above, identify by SKU the inventory that will be fully reserved for the purposes of the Closing Date Balance Sheet and not be reflected in the value of the inventories thereon. At any time thereafter but prior to the Effective Time, the Vendor will be entitled to designate by SKU such inventory that is not to be included in the Inventories and sold to the Purchaser hereunder (together with the Non-Epson Projector Products, the "EXCLUDED INVENTORIES"). The Excluded Inventories will after Closing be shipped to such location or locations as the Vendor may decide The Purchaser agrees that, if requested by the Vendor it will store such Excluded Inventories for a reasonable period of time (not to exceed 90 days) and will use its employees and other resources to ship the Excluded Inventories. The Vendor will be responsible for freight costs with respect thereto. If any of the Excluded Inventories remain at the Purchaser's premises after 90 days, these will be removed by the Vendor at its expense or the Purchaser shall allow the Excluded Inventories to be stored at the Purchaser's premises at commercial rates.

4.8            ACCOUNTS RECEIVABLE AND NON-TRADE RECEIVABLES

               (a) For the purposes of inclusion in the Closing Date Balance Sheet, the Accounts Receivable shall be the face value thereof as recorded on the

                                                                             15.

                    books and records of the Business as at the Effective Time, less a reasonable allowance for doubtful accounts.

               (b) The Purchaser and the Vendor agree that the following receivables shall not form part of the Accounts Receivable for the purposes of the Closing Date Balance Sheet and, after Closing, the Vendor will be entitled to all payments or other proceeds received in respect thereof:

                    (i) the receivables that are due or become due from Canon Canada Inc. that are the subject of the Canon Claim;

                    (ii) the amounts that are due or become due from Azerty/United that are the subject matter of item 3 of Schedule 11; and

                    (iii) other receivables with respect to such things as freight claims, deposit on contracts, insurance claims, vendor co-op payment, vendor rebates, vendor price-protection, vendor special tender costs, demo programs, duty claims and any other receivable recorded as "other" on the Financial Statements.

               (c) The Purchaser agrees that after Closing it will take all steps that are reasonably required to assist the Vendor in the collection of the Non-Trade Receivables and that it will account to the Vendor for any payment received with respect thereto or credits on account thereof that are extended to the parties who have the obligation to pay such receivables. The Purchaser will keep the Vendor fully informed of the progress with respect to such receivables, including any payments received or credits given with respect thereto and provide to the Vendor access to any records that pertain thereto that may be reasonably requested by the Vendor.

               (d) The parties hereto also acknowledge and agree that any amount payable to Canon Canada Inc. which is the subject of the Canon Claim and any amounts payable to Azerty/United in respect of the matter referred to in (b)(ii) above will not be included in the payables of the Business that are to be assumed by the Purchaser and that such payables will not be reflected as liabilities in the Closing Date Balance Sheet.

4.9            RETURNS, REFUNDS, etc.

               The Vendor and the Purchaser hereby agree that all returns, refunds, rejected goods etc. will be dealt with as between the Vendor and the Purchaser as set out in Schedule 19 hereto.

4.10           ACCESS TO RECORDS, CO-OPERATION OF PURCHASERS, etc.

               The Purchaser agrees that, for the purposes of Sections 4.6, 4.7,
4.8 and 4.9 hereof, the Vendor shall at all reasonable times and on reasonable notice to the Purchaser have access to the accounts and records of the Business, and will receive the full co-operation of the

                                                                             16.

Purchaser and its officers and employees, so that the Vendor may satisfy itself as to the amount of the Net Book Value of the Business and those other matters referred to in those Sections. The Purchaser will provide to the Vendor such assistance as the Vendor or its representatives may reasonably require in connection with the proceedings relating to the Canon Claim (and any other Legal Proceedings that may have involved or are within the knowledge of the Purchaser or its officers or employees). Such assistance may without limitation include making available any officers or employees of the Purchaser for interviews, discovery, acting as a witness, cross-examination or attending trial for such proceedings. The Purchaser shall be reimbursed for reasonable out-of-pocket costs reasonably incurred by the Purchaser for the above, including a reasonable amount to compensate the Purchaser if its officers or employees are required to be absent from their duties with the Purchaser for an extended period. The Vendor will indemnify the Purchaser and hold the Purchaser harmless from any claim that Canon Canada Inc. may make against the Purchaser in respect of the subject matter of the Canon Claim or any claim made by the other parties to those matters described in Schedule 11 in respect of the subject matter thereof.

4.11           DUOCOM COHABITATION

               The Purchaser and the Vendor agree (and MCSi agrees on behalf of Duocom, its wholly-owned subsidiary) that each of them will, if requested by the other, allow the Purchaser as assignee of the Vendor and Duocom to continue the present arrangements whereby either the Vendor sub-lets space from Duocom, or Duocom sub-lets space from the Vendor as indicated on Schedule 4. Either the Purchaser or Duocom may give notice to the other of them to terminate those arrangements, such notice to be no less than 90 days unless agreed otherwise by the Purchaser and Duocom. The terms of such arrangements will be negotiated in good faith by the Purchaser and Duocom.

                                    ARTICLE 5
                                   LIABILITIES

5.1            ASSUMPTION OF LIABILITIES

               The Purchaser shall, from and after the Closing Date:

               (a) assume, perform and fulfill all accounts payable of the Business reflected in the Closing Date Balance Sheet;

               (b) assume, perform and fulfil to the extent required thereunder all obligations of the Vendor under the unfilled orders and each of the agreements, contracts, licences and commitments referred to in clause (e) of Section 3.1 and under the Leases and the Personal Property Leases and any forward commitments by the Vendor for supplies or materials entered into in the ordinary course of the Business for use in the Business;

               (c) pay, satisfy, discharge, perform and fulfil all debts and liabilities incurred in connection with the conduct of the Business after the Effective Time;

                                                                             17.

               (d) assume all obligations relating to the Transferred Employees in accordance with and subject to Section 12.1 hereof; and

               (e) assume all obligations of the Vendor under the paper supply agreement referred to in Section 15.1.6 and the Azerty/United Agreement.

               Except for those matters set out above and as otherwise provided for in this Agreement or in any other agreement to be entered into by the Purchaser pursuant hereto, the Purchaser shall not be liable for any other liabilities of the Business for the period prior to the Effective Time.

                                    ARTICLE 6
                            PAYMENT OF PURCHASE PRICE

6.1            PAYMENT OF THE PURCHASE PRICE

               The payment on account of the Purchase Price to be made on Closing, shall be payable as follows:

               (a) as to $4,000,000 by the delivery to the Vendor of a promissory note (the "PROMISSORY NOTE") containing substantially the principle terms set out in the form attached hereto as Schedule 13;

               (b) as to 80% of the difference between the Orderly Liquidation Value of the Printing Assets and the Appraised Fair Market Value of the Printing Assets by the addition of such amount to the principal amount of the Promissory Note referred to in (a) above. Prior to Closing, the Purchaser shall provide the Vendor with a copy of the appraisal provided to its bank, failing which, no addition shall be made to the principal amount of the Promissory Note as provided for above and any amount that would otherwise be added to the Promissory note will be included in the payment under paragraph (d) below; and

               (c) as to an amount equal to the Assumed Liabilities to be assumed by the Purchaser as provided in Section 5.1 (such amount being the amount shown as the book value of the liabilities of the Business on the balance sheet to be attached as Schedule 2 showing the Estimated Net Book Value of the Business as the same is agreed to by the Purchaser and the Vendor, as provided for in Section 4.2), by the assumption thereof by the Purchaser; and

               (d) as to the balance, by certified cheque or bank draft payable at par in Toronto (or, at the option of the Vendor, by wire transfer) to the Vendor or as it may in writing direct.

                                                                             18.

                                    ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

7.1            REPRESENTATIONS AND WARRANTIES OF THE VENDOR

               The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated:

7.1.1          Incorporation, Organization and Qualification of the Vendor

               The Vendor is a corporation duly incorporated or continued and subsisting under the laws of Canada. No proceedings have been instituted or are pending for the dissolution or liquidation of the Vendor. The Vendor has the necessary corporate power, authority and capacity to own or lease the Purchased Assets and to carry on the Business as now being conducted by it and is qualified to carry on the Purchased Business under the laws of Ontario, Quebec, Manitoba, Alberta and British Columbia, being the only jurisdictions in which the nature of the Business as carried on by the Vendor or the Purchased Assets owned or leased by it makes such qualification necessary, or where failure to be so qualified would not have a material adverse effect on the Business.

7.1.2          Due Authorization of Agreement

               The Vendor has the necessary corporate power, authority and capacity to enter into this Agreement, to sell the Purchased Assets to the Purchaser as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Vendor and this Agreement has been duly and validly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

7.1.3          Conflicting Instruments

               The entering into of this Agreement by the Vendor, the performance by the Vendor of its obligations hereunder and the completion of the transactions herein contemplated do not and will not conflict with or result in the breach or violation of any of the terms and provisions of (i) the constating documents or by-laws of the Vendor, (ii) subject to obtaining any consent, approval, permit or acknowledgement which may be required thereunder in connection with the completion of the transactions herein contemplated, any licence or registration or any agreement, contract or commitment which the Vendor is a party to or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgment, decree, injunction, ruling, order or award of any Tribunal.

7.1.4          Options

               Other than the Purchaser under this Agreement (or as otherwise disclosed in this Agreement), has any agreement or option or any right capable of becoming an agreement or

                                                                             19.

option for the purchase from the Vendor of or any part of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Business.

7.1.5          Title to Purchased Assets

               At the Time of Closing, the Vendor will be the owner of the Purchased Assets free of any Encumbrance (except for (i) the Encumbrances identified on Schedule 18 which are not to be released at Closing as shown thereon and (ii) the interest of the lessors under the Leases or the Personal Property Leases), and the Vendor will be exclusively entitled to possess and dispose of the same.

7.1.6          Accuracy of Books and Records

               To the Vendor's knowledge, the books and records, accounting, financial or otherwise, of the Vendor relating to the Business fairly and correctly set out and disclose in all material respects the financial position of the Business as at the date hereof and all material financial transactions of the Vendor relating to the Business have been accurately recorded in such books and records.

7.1.7          Financial Statements

               The Financial Statements have been prepared in accordance with GAAP insofar as such principles are applicable to preparation of divisional statements and consistent with the policies and practices used for previous periods and present fairly:

               (a) all of the assets, liabilities and the financial condition of the Business as at October 31, 2001; and

               (b) the revenues, earnings and results of operations of the Business for the month period ended on the October 31, 2001.

               The Estimated Net Book Value of the Business has been prepared in accordance with, and on a consistent basis with, the accounting policies used in the preparation of the Financial Statements.

7.1.8          Business Carried on in Ordinary Course

               To the Vendor's knowledge, since October 31, 2001, the Business has been carried on in the ordinary course, and the Vendor has not, since October 31, 2001, sold or otherwise disposed of any of its property or assets relating to the Business except in the ordinary course.

7.1.9          Employment and Employee Benefit Matters

               (a) Except as set forth and described in Schedule 9, the Vendor is not:

                                                                             20.

                    (i) a party to or bound by or subject to any agreement or arrangement with respect to Employee Benefits relating to employees of the Business;

                    (ii) a party to or bound by or subject to any agreement or arrangement with any labour union or employee association relating to employees of the Business and, to the knowledge of the Vendor, has made no commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement relating to employees of the Business; and

                    (iii) required to recognize any labour union or employee association representing employees of the Business or any agent having bargaining rights for employees of the Business and, to the knowledge of the Vendor, there is no current attempt to organize or establish any labour union or employee association with respect to employees of the Business;

               (b) The Business has a total of 139 full-time and 10 part-time employees, of which 8 are on leave of absence. The names of such individuals, their date of hire with the Vendor or, to the knowledge of the Vendor, a predecessor of the Vendor to the Business, their employment positions with the Vendor and the Employee Benefits to which they are entitled are set forth and described in Schedule 9.

               (c) Except for the Group RRSP identified in item 17 on Schedule 9 hereto, the Vendor does not have any pension or retirement plan for the employees of the Business.

7.1.10         Material Contacts

               The Vendor is not a party to or bound by or subject to any material agreement, contract or commitment, written or oral, of any nature or kind relating to the Business except for:

               (a) forward commitments by the Vendor for supplies or materials entered into in the ordinary course of the Business for use in the Business;

               (b)  the Personal Property Leases;

               (c)  the Leases;

               (d) employment and other agreements or commitments and benefit plans identified on Schedule 9; and

               (e) those other agreements, contracts, licences or commitments disclosed in Schedule 8 or in any other Schedule hereto.

                                                                             21.

For the purpose hereof, material contract, agreement or commitment means any contract, agreement or commitment that has more than three months to run or under which the obligations of the Vendor exceed $50,000 individually.

7.1.11         Status of Agreements

               Each of the Leases and the Personal Property Leases and each of the agreements, contracts, licences and commitments which the Vendor is a party to or bound by or subject to relating to the Business referred to in clause (e) of Section 3.1 is valid and subsisting and in good standing, there is no default thereunder by the Vendor or, to the knowledge of the Vendor, any other party thereto, and, to the best of the knowledge of the Vendor, there are no facts which, after notice or lapse of time or both, would constitute such a default. The Vendor is entitled to all rights and benefits under each of such agreements, contracts, licences and commitments.

7.1.12         [INTENTIONALLY DELETED]

7.1.13         Environmental Matters

               (a) The Vendor is not in violation of, and has not violated, in connection with the operations of the Business any applicable federal, provincial, municipal or local laws, regulations, orders, policies or guidelines, permits, licences, certificates or approvals, domestic or foreign, of any governmental authorities ("ENVIRONMENTAL LAWS") relating to the protection of the environment, occupational health and safety, or the manufacturing, processing, distribution, use, treatment, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances ("HAZARDOUS SUBSTANCES").

               (b) The Vendor has not used or permitted to be used, except in compliance with all Environmental Laws, any of its properties or facilities used in connection with the Business to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

               (c) Except as disclosed in Schedule 12, and with respect to those matters related to the Environmental Remediation, the Vendor has not caused or permitted, nor to the knowledge of the Vendor has there been, any, release, emission, spill or discharge, in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with any of the properties or assets used in the Business. Except as disclosed in Schedule 12, all Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor or resulting from the Business have been disposed of, treated and stored by the Vendor in compliance with all Environmental Laws.

               (d) There are no orders, rulings or directives issued, pending or to the Vendor's knowledge threatened against the Vendor under or pursuant to

                                                                             22.

                    any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the operation of the Business.

7.1.14         Intellectual Property

               Except as disclosed in Schedule 10, the use of the Intellectual Property by the Vendor in conducting the Business and the conduct of the Business by the Vendor do not in any material respect infringe upon or breach any intellectual property rights of any other Person and the Vendor is not aware of any infringement or violation by any other Person of the rights of the Vendor to the Intellectual Property.

7.1.15         Legal Proceedings

               Except as set forth and described in Schedule 11, there is no Legal Proceeding (whether or not purportedly on behalf of the Vendor) in progress or pending or, to the knowledge of the Vendor, threatened against or affecting the Vendor relating to the Business or the Purchased Assets at law or in equity or before or by any Tribunal, which Legal Proceeding involves the possibility of any judgment or other liability of the Vendor not fully covered by insurance. To the knowledge of the Vendor, except as set forth and described in Schedule 11, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success. The Vendor has not received notice of any judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting the Vendor relating to the Business or the Purchased Assets.

7.1.16         Compliance with Applicable Laws

               The Vendor has conducted and is conducting the Business in compliance in all material respects will all applicable laws, rules and regulations of each jurisdiction, domestic or foreign, in which the Business is carried on, is not in breach of any of such laws, rules or regulations, except for non-compliance or breaches which in the aggregate are not material.

7.1.17         Residence of Vendor; GST Status

               The Vendor is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada). The Vendor is registered for purposes of the GST Legislation and will provide its registration number to the Purchaser prior to Closing.

7.1.18         Assets, etc. of Vendor and Affiliates

               The Vendor, together with its Affiliates, do not have assets in Canada or annual gross revenues from sales in, from or into Canada which exceed $300 million.

7.1.19         Disclosure

               The representations and warranties of the Vendor included in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such

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                                                                             23.

representations and warranties not misleading to a prospective purchaser of the Purchased Assets.

7.2            NO OTHER REPRESENTATIONS AND WARRANTIES

               Except for the representations and warranties set forth in this
Article 7, the Vendor makes no further representations or warranties to the Purchaser, whether express or implied, statutory or otherwise, with respect to the Purchased Assets or the Business.

                                   ARTICLE 8
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

               The Purchaser hereby represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions herein contemplated:

8.1.1 Incorporation, Organization and Authority of the Purchaser Due Authorization of Agreement and Enforceability of Obligations

               The Purchaser is a corporation duly incorporated or continued and subsisting under the laws of Canada and has the necessary corporate power, authority and capacity to enter into this Agreement, to purchase the Purchased Assets from the Vendor as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

8.1.2          Conflicting Instruments, etc.

               The entering into of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the completion of the transactions herein contemplated do not and will not conflict with or result in the breach or violation of any of the terms and provisions of (i) the constating documents or by-laws of the Purchaser, (ii) any licence or registration or any agreement, contract or commitment which the Purchaser is a party to or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgment, decree, injunction, ruling, order or award of any Tribunal.

8.1.3          Knowledge of Matters

               The Purchaser has no knowledge that any representation or warranty made by the Vendor contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement is false or inaccurate in any material respect.

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                                                                             24.

8.1.4          GST Status

               The Purchaser will prior to Closing be registered for purposes of the GST Legislation and will prior to Closing provide its registration number to the Vendor.

8.1.5          Assets etc, of Purchaser and Affiliates

               The Purchaser, together with its Affiliates, do not have assets in Canada or any gross revenues from sales in, from or into Canada that exceed $50 million.

8.1.6          Investment Canada Act

               The Purchaser is not a non-Canadian within the meaning of the INVESTMENT CANADA ACT (Canada).

                                    ARTICLE 9
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1            SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE VENDOR

               The representations and warranties of the Vendor contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser; provided, however, that no claim in respect thereof shall be valid unless it is made within two (2) years from the Closing Date and in accordance with the provisions set forth in
Article 17 and, upon the expiry of such limitation period referred to above, the Vendor shall have no further liability to the Purchaser with respect to any of such representations and warranties, except in respect of claims which have theretofore been made in accordance with the provisions set forth above. Notwithstanding the foregoing, the Vendor shall not be liable for any breach of its representations and warranties hereunder if the Purchaser had knowledge at the Effective Time of the matter constituting such breach.

9.2            SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

               The representations and warranties of the Purchaser contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor; provided, however, that no claim in respect thereof shall be valid unless it is made within a period of two (2) year from the Closing Date and in accordance with the provisions set forth in
Article 17 and, upon the expiry of such limitation period, the Purchaser shall have no further liability to the Vendor with respect to any of such representations or warranties, except in respect of claims which have theretofore been made in accordance with the provisions set forth above.

                                                                             25.

                                   ARTICLE 10
                             COVENANTS OF THE VENDOR

10.1           COVENANTS OF THE VENDOR

               The Vendor hereby covenants and agrees with the Purchaser as follows:

10.1.1         Consents, etc.

               Commencing forthwith after the date hereof the Vendor shall use commercially reasonable efforts to obtain at or prior to the Time of Closing all necessary and material consents, approvals, permits and acknowledgements which may be required in connection with the completion of the transactions herein contemplated.

10.1.2         Conduct of the Business

               (a) Between the date hereof and the Time of Closing the Vendor shall:

                    (i) cause the Business to be carried on in the ordinary course;

                    (ii) use commercially reasonable best efforts to preserve the Business and the goodwill of suppliers, customers and others having relations with the Business; and

                    (iii) use commercially reasonable best efforts to retain the services of the present employees of Business.

10.1.3         Delivery of Non-Competition Agreement

               The Vendor shall execute and deliver to the Purchaser at the Time of Closing a non-competition agreement substantially containing the general terms of the agreement annexed hereto as Schedule 12.

10.1.4         Section 6 (RETAIL SALES TAX ACT (Ontario)) Certificate

               Forthwith upon the execution of this Agreement the Vendor shall apply for and, when received, deliver to the Purchaser a certificate issued by the Minister of Revenue pursuant to Section 6 of the Retail Sales Tax Act (Ontario), which certificate(s) shall indicate that the Vendor has paid all taxes collectable or payable under the said Act in respect of the Business up to the Closing Date or has entered into an arrangement satisfactory to the said Minister for the payment of such taxes.

10.1.5         Arrangement re: Cheques, Payments, etc.

               The Vendor shall make arrangements at the Time of Closing, satisfactory to the Purchaser, to ensure that all cheques or other payments received by the Vendor from and after the Time of Closing which relate to the Accounts Receivable shall be endorsed over without recourse and delivered to the Purchaser.

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                                                                             26.

10.1.6         Arrangement re: Domain Names, Telephone and Fax Numbers, etc.

               The Vendor will use commercially reasonable efforts to transfer to the Purchaser the rights in the domain name(s), telephone and fax numbers identified in Section 3.1(k). The Vendor, MCSi and the Purchaser will also in good faith take reasonable steps and enter into agreements (including if necessary with any Affiliate of MCSi) so that, subject to the agreement referred to in Section 10.1.8, the Purchaser is the owner, or has the perpetual right to use the intellectual property comprising the Websites.

10.1.7         Arrangements with Azerty/United

               The Vendor will use reasonable commercial efforts so that at the Effective Time, the remaining rights and obligations of the Vendor under the Azerty/United Logistics Agreement will be assigned and assumed by the Purchaser. The Vendor and the Purchaser agree that Azerty/United will confirm in writing that the moving of the Vendor's inventory and the transition of certain distribution operations to the Brampton Warehouse of Azerty/United as provided for in the Azerty/United Logistics Agreement is not to take place, failing which, except for the payment of the fees of the Purchaser as provided for in
Section 19.7, the Vendor and the Purchaser shall have no other obligations to each other hereunder.

10.1.8         Arrangements re: B2B website, etc.

               At Closing, MCSi will enter into an agreement with the Purchaser with respect to the B2B Component of the Websites generally upon the terms set out in Schedule 20 hereto.

10.1.9         Transitional Use of MCSi Name

               The Vendor agrees that, for a period of 120 days following Closing, the Purchaser will be entitled to continue to sell existing products using the name "MCSi," and "MCSi Canada". The Vendor and the Purchaser will enter into an agreement with respect to such use (which may include a license to the Purchaser to use such name) on such terms reasonably required by the Vendor. Such arrangements will also provide for the removal of reference to "MSCi" and "MCSi Canada" from the Websites and the cleansing of the Websites of such references for the purpose of selling product and any other proper purpose for the operation of the Business.

10.1.10        Investigations, etc.

               Between the date hereof and Closing, the Vendor shall permit the Purchaser and its advisors and representatives of its bankers to make such investigations of the Business and the Purchased Assets as the Purchaser reasonably deems necessary or desirable for the purpose of the Purchase Financing; provided that such investigations shall be carried out without undue interference with the operations of the Business and the Vendor shall co-operate fully in facilitating such investigations and shall furnish copies, at the Purchaser's cost, of all such documents and materials relating to such matters as may be reasonably requested by or on behalf of the Purchaser or its banker for such purpose. The Purchaser shall take reasonable steps to ensure that any material provided to its bankers shall be kept confidential.

                                                                             27.

10.1.11        Environmental Remediation

               The Purchaser and the Vendor acknowledge that, under the terms of the 1998 Purchase Agreement, Abitibi-Consolidated Inc. and Axidata Inc. (now Abitibi-Consolidated Canadian Office Products Holdings Inc. and collectively with Abitibi-Consolidated Inc. "ABITIBI") accepted full responsibility for the Environmental Remediation and agreed to indemnify and hold the Vendor harmless with respect to any liability associated therewith. In the event that the Purchaser incurs any liability with respect to the Environmental Remediation after Closing, the Vendor agrees to indemnify and hold the Purchaser harmless from such liability (including without limitation legal costs) and agrees that it will claim over against Abitibi for the amount that the Vendor is liable to indemnify the Purchaser for hereunder. The amount that the Purchaser is entitled to receive by way of indemnification hereunder shall not exceed the amount that the Vendor ultimately receives from Abitibi, net of costs and expenses incurred by the Vendor in pursuing the claim against Abitibi.

10.1.12        Compu-Redi Trade-mark/Axidata.com Domain Name

               The Vendor agrees to use reasonable commercial efforts to obtain from Abitibi the assignment to the Vendor of the registrations of the trademark COMPU-REDI and the "Axidata.com" domain name, such obligation to survive Closing if not fulfilled by the Effective Time and the Purchaser waives the condition in
Section 14.1.5. All of the rights and interest in the above trade-mark and domain name are included in the Purchased Assets.

                                   ARTICLE 11
                           COVENANTS OF THE PURCHASER

11.1           COVENANTS OF THE PURCHASER

               The Purchaser hereby covenants and agrees with the Vendor as follows:

11.1.1         Taxes

               For a period of six years after Closing the Purchaser shall furnish or cause to be furnished to the Vendor, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business or the Purchased Assets as is reasonably necessary for the filing by the Vendor of any Tax Return, for the preparation for any audit or for the prosecution or defense of any Legal Proceeding or proposed adjustment relating to Taxes of the Vendor or the Purchaser relating to the Business or the Purchased Assets.

11.1.2         Maintenance and Access to Records

               The Purchaser agrees that it will retain all books and records and any other documents, information and files relating to the Business or the Purchased Assets delivered to it by the Vendor and relating to any period ending on or prior to the Closing Date for a period of at least six years following the Closing Date. So long as such books and records and such other documents, information and files are retained by the Purchaser, the Vendor or its authorized representatives shall have reasonable access thereto in connection with the affairs of the Vendor,

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                                                                             28.

including without limitation, as may be reasonably required for the purpose of this Agreement or any other arrangements between the Vendor and the Purchaser.

11.1.3         Delivery of Non-Competition Agreement

               The Purchaser shall execute and deliver to the Vendor at the Time of Closing a non-competition agreement in the form of the unexecuted non-competition agreement annexed hereto as Schedule 12.

11.1.4         Assistance to Vendor

               The Purchaser will provide assistance to and fully co-operate with the Vendor in obtaining all necessary consents, approvals and acknowledgements as referred to in Section 10.1.1 and, to the extent agreed to by the other parties to any contract and agreements to be assumed by the Purchaser hereunder (including, without limitation, the Leases and the Personal Property Leases), take reasonable steps to obtain releases from such other parties of the obligations of the Vendor under such contracts or agreements.

11.1.5         Arrangement with Azerty/United

               The Purchaser will use reasonable commercial efforts so that, effective at the Effective Time, the Purchaser will assume the obligations of the Vendor under the Azerty/United Logistics Agreement as provided for in, and subject to the last sentence of, Section 10.1.7.

11.1.6         Arrangement re: Transitional Use of MCSi Name, etc.

               The Purchaser agrees to enter into the agreement with the Vendor relating to the transitional use of the MCSi name as provided for in Section 10.1.9.

11.1.7         Environmental Remediation

               The Purchaser agrees to assist and cooperate with the Vendor and Abitibi in complying with the Vendor's obligation under Section 8.5 of the 1998 Purchase Agreement, provided that the Purchaser is reimbursed for any out-of-pocket costs associated therewith.

                                   ARTICLE 12
                                EMPLOYEE MATTERS

12.1           EMPLOYEES AND TRANSFERRED EMPLOYEES

               (a) Subject to the Closing taking place as herein contemplated, the Purchaser shall offer employment, commencing the day following the Effective Time, to each of the employees of the Business (which, for the avoidance of doubt, includes any such employees on disability, maternity, sickness or other leave of absence), on substantially the same terms and conditions as to Employee Benefits (recognising that the Purchaser will not duplicate the Miami Computer Supply Corporation Stock Option Plan or Employee Stock Purchase Plan referred to in Schedule 9) as were in effect on the

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                                                                             29.

                    Effective Time. Except as set out in (c) below, the Purchaser shall assume and shall indemnify the Vendor from and against any and all obligations with respect to the Transferred Employees arising after the Effective Time and shall recognize the service of the Transferred Employees for all purposes including, without limitation, Employee Benefits, as if they had been employed by the Purchaser since their individual dates of hire by the Vendor or its predecessors to the Business. Notwithstanding the foregoing, the Vendor shall not be relieved of any liability including, without limitation, liability for severance and termination costs and for Employee Benefits in respect of any employee who has not accepted the Purchaser's offer of employment as aforesaid.

               (b) All liabilities and costs in respect of employees of the Business including premiums for employment insurance, Canada Pension Plan, Quebec Pension Plan, employer health tax, applicable statutory hospitalization insurance, workers' compensation assessments, accrued wages, salaries and commissions, vacation pay, employee benefit plan payments and employee bonus and incentive payments will be adjusted to the Closing Date and (unless any such adjustment form part of the Assumed Liabilities) shall be for the account of the Vendor to the extent they relate to the period up to and including the Closing Date and of the Purchaser, in respect of the Transferred Employees, to the extent they relate to the period following the Closing Date.

               (c) Notwithstanding the foregoing, the Vendor will be responsible for one-half of any severance costs, up to a maximum liability of the Vendor of $250,000 in the aggregate, that are properly payable as a result of constructive dismissal within 12 months following the Closing Date of the employees of the Business who are parties to the employment agreements identified by an "*" on
                    Schedule 9 hereto, and provided that such constructive dismissal is a result of those matters referred to in Item 3 of the second paragraph of those agreements. The Purchaser agrees that, while reserving its right to re-negotiate the terms of employment of such employees, it will take reasonable steps to persuade such employees to remain employed by the Purchaser for at least one year following closing.

                                   ARTICLE 13
                             BULK SALES LEGISLATION

13.1           BULK SALES COMPLIANCE

               The parties hereto believe that, assuming compliance with this Agreement by both the Vendor and the Purchaser, it is both unnecessary for the protection of the Vendor's creditors and impracticable to comply with the Bulk Sales Legislation in the various jurisdictions in which the Purchased Assets are located and the Purchaser therefore hereby waives compliance with the applicable Bulk Sales Legislation. In the event that any creditor of the Vendor should make any claim against either the Purchaser or the Purchased Assets which is wholly or partially based on

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                                                                             30.

the premise that the sale of the Purchased Assets did not conform in any particular to the requirements of the Bulk Sales Legislation of any such jurisdiction, the Vendor agrees to indemnify and save the Purchaser harmless from and against any claim for principal, interest and costs, including reasonable legal and accounting fees, whether or not the claim is ultimately proved to be well founded, except to the extent that the claim relates to an Assumed Liability.

                                   ARTICLE 14
                        PURCHASER'S CONDITIONS OF CLOSING

14.1           CONDITIONS FOR THE BENEFIT OF THE PURCHASER

               The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Vendor agrees to use commercially reasonable efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

14.1.1         Truth of Representations and Warranties of the Vendor

               The representations and warranties of the Vendor contained in this Agreement and in any agreement, certificate or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 7) shall in all material respects be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Vendor shall deliver to the Purchaser at the Time of Closing a certificate to such effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 14 have been complied with.

14.1.2         Performance of Covenants, etc, by the Vendor

               The Vendor shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by the Vendor at or prior to the Time of Closing including, without limitation, the covenants set forth in
Article 10.

14.1.3         Legal Opinion

               A legal opinion of Messrs. Fraser Milner Casgrain LLP dated the Closing Date substantially following the form of opinion given by that firm in respect of the sale of the Azerty business of the Vendor to Azerty/United on July 5, 2000 shall have been received by the Purchaser at the Time of Closing.

14.1.4         Consents, etc.

               There shall have been obtained from all appropriate Persons such consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions herein with respect to those Leases, Personal Property Leases, agreements, contracts, licences and commitments identified on Schedules 4, 5 and 8 hereof as being subject

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                                                                             31.

to "Note 1" of the applicable Schedule or any consents, approvals, permits or acknowledgments that the Vendor is entitled to under Section 15.1.3.

14.1.5         Compu-Redi and Axidata.com

               The registrations for the Canadian trade-mark COMPU-REDI and the domain name "Axidata.com" shall be assigned to the Purchaser.

14.1.6         No Action Taken Restricting Sale

               No Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by an Tribunal which would affect the title of the Vendor to the Purchased Assets or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement or which might adversely affect the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder.

14.1.7         Purchase Financing

               The Purchaser shall have obtained the Purchase Financing to enable the Purchaser to complete the purchase of the Purchased Assets. Provided however, if at any time after December 14, 2001 the Vendor receives an unsolicited offer from a Person acting at arm's length with the Vendor to acquire the Business or the shares of the Vendor that the Vendor wishes to accept, the Vendor shall be entitled to give written notice to the Purchaser that the Purchaser has five (5) days in which to waive this condition. If the Purchaser does not waive such condition within such five (5) day period, the Vendor shall be free to accept such offer and, except for the payment of the fees of the Purchaser as provided for in Section 19.7, the Vendor and the Purchaser shall have no other obligations to each other hereunder.

14.2           NON-FULFILMENT OF CONDITIONS, etc. FOR THE BENEFIT OF THE
               PURCHASER

               In the event that any condition, obligation, covenant or agreement of the Vendor to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 14, shall not be fulfilled and/or performed at or prior to the Time of Closing, the Purchaser may rescind this Agreement by notice to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the Purchaser can show that the one or more conditions, obligations, covenants or agreements for the non-fulfilment or non-performance of which the Purchaser has rescinded this Agreement is or are reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Vendor, then the Vendor shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser without prejudice to the Purchaser's right of rescission in the event of the non-fulfilment and/or non-performance of any other condition, obligation, covenant or agreement, any such waiver to be binding on the Purchaser only if the same is in writing.

                                                                             32.

                                   ARTICLE 15
                         VENDOR'S CONDITIONS OF CLOSING

15.1           CONDITIONS FOR THE BENEFIT OF THE VENDOR

               The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Vendor. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Purchaser covenants and agrees to use commercially reasonable efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

15.1.1         Truth of Representations and Warranties of the Purchaser

               The representations and warranties of the Purchaser contained in this Agreement in any agreement, certificate or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 8) shall be true and correct in all material respects on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Purchaser shall deliver to the Vendor at the Time of Closing a certificate to that effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 15 has been complied with.

15.1.2         Performance of Covenants, etc. by the Purchaser

               The Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Time of Closing, including, without limitation, the covenants set forth in
Article 11.

15.1.3         Consents, etc.

               There shall have been obtained from all appropriate Persons such consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions herein contemplated where the failure to obtain such consent, approval, permit or acknowledgement could expose the Vendor to material damages.

15.1.4         No Action Taken Restricting Sale

               No Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by any Tribunal which would adversely affect the title of the Vendor to the Purchased Assets or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement or which might adversely affect the ability of the Vendor to enter into this Agreement and to perform its respective obligations hereunder.

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                                                                             33.

15.1.5         General Security Agreement

               On Closing, the Purchaser will deliver to the Vendor, as security for the payment of the Promissory Note and any other indebtedness or obligations of the Purchaser to the Vendor, a general security agreement in form and substance satisfactory to the Vendor, acting reasonably, containing a fixed and floating charge over all the assets and property of the Purchaser ranking second only to any security interest of the Purchaser's bank and subject to the same permitted encumbrances as in such bank's security documents. Such general security agreement will be in such form as may be reasonably required by the Vendor and will, without limitation to the generality of the foregoing, contain the customary terms, conditions and covenants required by an arm's length lender, including without limitation that the Vendor will be provided with monthly financial statements of the Purchaser.

15.1.6         Legal Opinion

               A legal opinion of Messrs. Cassels Brock & Blackwell LLP dated the Closing Date substantially following the form to be provided by Fraser Milner Casgrain LLP under Section 14.1.3 (but relating to the Purchaser) as reasonably required by the Vendor shall have been received by the Vendor at the Time of Closing.

15.1.7         Paper Supply Agreement

               The Purchaser shall have either (i) taken an assignment of and assume all of the obligations of the Vendor under the Paper Supply Agreement dated July 5, 2000 entered into between the Vendor and Azerty/United, or (ii) if Azerty/United shall not give its approval to such assignment and assumption, enter into an agreement with the Vendor whereby the obligations of the Vendor under such Paper Supply Agreement will be fulfilled under sub-contract by the Purchaser on identical terms, including financial terms, it being the intent of the parties hereto that the Vendor shall be able to fulfil its obligations under with Paper Supply Agreement without incurring any additional or incremental cost. Provided the Purchaser has taken reasonable commercial steps to enforce payment, MCSi shall indemnify the Purchaser for any default in payment by Azerty/United (and any reasonable costs related thereto) under the Paper Supply Agreement.

15.1.8         Resignations

               On Closing, the directors and officers of the Vendor who are or who become directors, officers or employees of the Purchaser shall resign from their position as directors and/or officers of the Vendor.

15.2           NON-FULFILMENT OF CONDITIONS ETC. FOR THE BENEFIT OF THE VENDOR

               In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 15, shall not be fulfilled and/or performed at or prior to the Time of Closing, the Vendor may rescind this Agreement by notice to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the Vendor can show that the one or more conditions, obligations,

                                                                             34.

covenants or agreements for the non-fulfilment or non-performance of which the Vendor has rescinded this Agreement is or are reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreement may be waived in whole or in part by the Vendor without prejudice to its right of rescission in the event of the non-fulfilment and/or non-performance of any other condition, obligation, covenant or agreement, any such waiver to be binding upon the Vendor only if the same is in writing.

                                   ARTICLE 16
                              CLOSING ARRANGEMENTS

16.1           DATE, TIME AND PLACE OF CLOSING

               The Closing shall take place at the Time of Closing on the Closing Date at the offices of Fraser Milner Casgrain LLP, 42nd Floor, 1 First Canadian Place, Toronto, Ontario or at such other time, on such other date and/or at such other place as may be agreed upon by the parties hereto.

16.2           CLOSING ARRANGEMENTS

               At the Time of Closing and subject to the fulfilment of all the terms and conditions set forth in this Agreement which have not been waived in writing by the parties hereto, respectively:

16.2.1         Purchase and Sale of Purchased Assets

               The Vendor shall sell to the Purchaser the Purchased Assets and the Purchaser shall purchase the Purchased Assets from the Vendor and assume the Assumed Liabilities and otherwise pay and satisfy the Purchase Price, all as herein provided.

16.2.2         Delivery of Closing Documents

               The Vendor shall deliver to the Purchaser all deeds, conveyances, bills of sale, assurances, transfers, assignments and consents (including all necessary consents, approvals, to the assignment of the Leases, Personal Property Leases and the contracts, agreements and commitments referred to in clause (c) of Section 3.1) and any other documents as shall be necessary or reasonably required to effectively transfer the Purchased Assets to the Purchaser free of any Encumbrance except as specifically provided in this Agreement, including the Schedules hereto.

16.2.3         Actual Possession

               The Vendor shall deliver actual possession of the Purchased Assets to the Purchaser.

                                                                             35.

16.2.4         Payment of Purchase Price

               Upon the fulfilment of the foregoing provisions of this Article 16 and subject to all the other terms and conditions contained in this Agreement being complied with, the Purchaser shall pay and satisfy the Purchase Price in the manner specified in Article 6.

16.2.5         Tender

               Any tender of documents or money may be made on the party or parties designated to receive such documents or money or their respective legal counsel.

                                   ARTICLE 17
                                 INDEMNIFICATION

17.1           INDEMNIFICATION BY VENDOR

               (a) Subject to Section 17.6, in the event that the transactions herein contemplated are completed at the Closing, the Vendor hereby agrees to indemnify and hold the Purchaser harmless from and against any loss, damage, claim, Legal Proceeding, deficiency or expense, including all out-of-pocket costs, and including, without limitation, all reasonable legal and accounting fees, relating to, arising from or in connection with the following matters:

                    (i) any misrepresentation or breach of any warranty, obligation, covenant or agreement of the Vendor contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement;

                    (ii) any assertion against the Purchaser of any claim or liability relating to the Business which arises from a liability of the Business or the operation of the Business by the Vendor and is not part of the Assumed Liabilities;

                    (iii) non-compliance with any applicable Bulk Sales Legislation, except for any loss, damage, claim, Legal Proceeding, deficiency or expense resulting from the failure of the Purchaser to pay or discharge in due course those liabilities of the Purchased Business to be assumed by the Purchaser as provided in Section 5.1; and

                    (iv) any claims (including claims for severance, notice of termination, breach of contract, constructive dismissal or damages in connection therewith) relating to the employment of any of the employees of the Business or the termination of any of such employees by the Vendor, arising from facts up to the Effective Time, provided that

                                                                             36.

                           (A) the Vendor shall not be liable for any claims relating to Assumed Liabilities; and

                           (B) except as provided in Section 12.1(c) the Vendor shall not be liable for any claims which relate to the termination of employment or constructive dismissal of any Transferred Employee.

               (b) The obligation of the Vendor to indemnify the Purchaser as set forth in paragraph (a) of this Section 17 with respect to any misrepresentation or breach of warranty shall be subject to Section 9.1.

17.2           INDEMNIFICATION BY PURCHASER

               (a) Subject to Section 17.6, in the event that the transactions herein contemplated are completed at the Closing, the Purchaser agrees to indemnify and hold the Vendor harmless from and against any loss, damage, claim, Legal Proceeding, deficiency or expense, including all out-of-pocket costs and including, without limitation, all reasonable legal and accounting fees, relating to, arising from or in connection with the following matters:

                    (i) any misrepresentation or breach of any warranty, obligation, covenant or agreement of the Purchaser contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement;

                    (ii) the assertion against the Vendor of any claim or liability relating to the Business which arises from a liability of the Business to be assumed by the Purchaser as provided in Section 5.1 or the operation of the Business after the Effective Time;

                    (iii) the failure of the Purchaser to discharge those liabilities of the Business to be assumed by the Purchaser as provided in Section 5.1; and

                    (iv) subject to Section 12.1(c), any claims (including claims for severance, notice of termination, breach of contract, constructive dismissal or damages in connection therewith) relating to the employment of any of the Transferred Employees or the termination of the employment of any of such employees with claims arise from facts after the Closing Date, including the continuation, discontinuation or provision to any employee of the employment policies, benefit plans or other benefits previously provided by the Vendor.

                                                                             37.

               (b) The obligation of the Purchaser to indemnify the Vendor as set forth in paragraph (a) of this Section 17.2 with respect to any misrepresentation or breach of warranty shall be subject to Section 9.2.

17.3           PROCEDURE FOR INDEMNIFICATION

               (a) A party claiming indemnification under Sections 17.1 or 17.2 (in this Article 17 an "Indemnitee") shall give notice to the party against which indemnification is claimed (in this Article 17 an "Indemnitor") with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification will be based. The notice shall set forth such information and be accompanied by such documentation with respect thereto as is then reasonably available to the Indemnitee.

               (b) For the purposes of this Section 17.3 "Third Party Claim" means any demand which has been made on, or communicated to, the Vendor or the Purchaser by or on behalf of any Person other than the Vendor or the Purchaser and which, if maintained or enforced, might result in a claim for indemnification under Section 17.1 or Section 17.2 hereof.

               (c) Promptly upon receipt by the Indemnitee of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the Indemnitor, the Indemnitee shall forthwith give notice to that effect to the Indemnitor. The Indemnitor shall then have the right, exercisable by giving notice to the Indemnitee not later than 21 days after receipt of the notice described above, to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that the Indemnitor shall first deliver to the Indemnitee written admission of complete liability for indemnification with respect to any such claim and its written consent to be joined as a party to any action or proceeding relating thereto.

               (d) Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection therewith, the Indemnitee shall co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence.

               (e) The final determination of any such Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor hereunder.

                                                                             38.

               (f) Should the Indemnitor fail to give notice to the Indemnitee as provided in (c) hereof, the Indemnitee shall be entitled to undertake to take the defense of the Third Party Claim and to make such settlement of the Third Party Claim as in its reasonable discretion may appear advisable for the account and at the risk and expense of the Indemnitor, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor. Notwithstanding the foregoing, the Indemnitee will, at the request of the Indemnitor, keep the Indemnitor generally informed as to the progress of the matter.

17.4           SUBSEQUENT RECOVERY

               In the event that the Indemnitee subsequently recovers all or part of a Third Party Claim from any other Person legally obligated to pay the same, the Indemnitee shall forthwith repay to the Indemnitor the amounts so recovered up to an amount not exceeding the amount theretofore paid by the Indemnitor by way of indemnity. Where the Indemnitee is entitled to recover from a third party or claim reimbursement of any sum in respect of which it also has a claim or potential claim against the Indemnitor hereunder, the Indemnitee shall take commercially reasonable steps to enforce the recovery or reimbursement against the third party.

17.5           INSURANCE

               Where any claim hereunder relates to any matter which is in whole or in part insured by any insurance policy, the Indemnitee shall make commercially reasonable efforts that such claim is also made against the relevant insurer and pursued with all reasonable expedition.

17.6           DETAILS OF CLAIMS

               No claim for indemnity hereunder shall be valid unless and until written notice providing reasonable details of the reasons supporting the claim, including such information and documentation with respect thereto as is then reasonably available to the Indemnitee, is given by the Indemnitee to the Indemnitor at or prior to the expiration of any applicable limitation periods herein provided for.

17.7           DE MINIMIS/LIMITATION

               Notwithstanding any other provision of this Agreement, no party hereto shall assert against any other party hereto any claim or claims for indemnity hereunder unless the aggregate amount of the claim or claims asserted to that date, including the claim or claims then being asserted, is at least $50,000 and then only to the extent that the amount of the claim or claims exceeds $50,000. The aggregate maximum amount of any and all payments to be made by the Vendor under this Article 17, or otherwise under the Agreement, for claims made by the Purchaser shall be $10,000,000.

                                   ARTICLE 18
                                 MCSi GUARANTEE

                                                                             39.

18.1           MCSi GUARANTEE

               (a) In consideration of the transaction referred to herein and of other good and valuable consideration, MCSi hereby irrevocably guarantees to the Purchaser the performance of all of the Vendor's obligations under this Agreement. The obligations of MCSi hereunder shall arise if and only to the extent any payment to the Purchaser by the Vendor under this Agreement is not made when due or the Vendor fails to perform any of its other obligations under this Agreement, in which case, MCSi must either perform or cause the performance thereof. The Purchaser shall make no claim hereunder against MCSi unless it is entitled to make such claim against the Vendor, and then only to the extent that the Purchaser may claim against the Vendor. The Purchaser shall not be required to exhaust its remedies or recourses against the Vendor before it may make a claim against MCSi hereunder.

               (b) In the event that this Agreement shall be terminated, rejected, disaffirmed or otherwise unenforceable as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to the Vendor, MCSi's obligations hereunder shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed or become unenforceable. MSCi shall and does hereby waive all rights and benefits which might, in whole or in part, relieve MCSi from the performance of its duties and obligations by reason of any such proceedings, and MCSi agrees that it shall be liable for all payments and obligations guaranteed hereunder, in respect of and without regard to, any modification, limitation or discharge of the liability of the Vendor that may result from any such proceedings.

                                   ARTICLE 19
                                  MISCELLANEOUS

19.1           BROKERAGE, COMMISSIONS, etc

               It is understood and agreed that no broker, agent or other intermediary has acted for the Vendor or the Purchaser in connection with the transactions herein contemplated. The Vendor hereby agrees to indemnify and save harmless the Purchaser from and against any claim for commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or to have acted for the Vendor in connection with the transactions herein contemplated. The Purchaser agrees to indemnify and save harmless the Vendor from and against any claim for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or to have acted for the Purchaser in connection with the transactions herein contemplated.

                                                                             40.

19.2           FURTHER ASSURANCES

               Each of the parties hereto upon the request of the other party or parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions herein contemplated.

19.3           ASSIGNMENT OF CONTRACTS

               To the extent the assignment of any agreement, contract or commitment, including, without limitation, any lease or other asset to be assigned to the Purchaser pursuant to the provisions hereof, shall require the consent, approval, permit or acknowledgement of any Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. If any of such required consents, approvals, permits and acknowledgements is not obtained, the Vendor and the Purchaser shall co-operate with each other in any reasonable arrangement designed to provide the Purchaser with the benefit of any such agreement, contract or commitment, including, without limitation, any Lease or other asset, including enforcement of any and all rights of the Vendor against the other party thereto arising out of breach or cancellation thereof by such party or otherwise. Nothing contained herein shall be construed to negate or diminish, as between the Vendor and the Purchaser, the Vendor's covenants and obligations to transfer and deliver to the Purchaser the Purchased Assets as provided in this Agreement.

19.4           ANNOUNCEMENTS

               Except to the extent required by law, the parties hereto agree that no disclosure or public announcement with respect to this Agreement or the transactions herein contemplated shall be made by any party hereto without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld. If MCSi is required to publicly disclose this Agreement or the transactions contemplated herein, unless the time for disclosure does not permit, it will consult with the Purchaser regarding the content of any such disclosure and, the Purchaser and MSCi, each acting reasonably, will agree to the contents of any such disclosure.

19.5           NOTICES

               (a) Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by fax to such party, as follows:

                    (i)    in the case of the Vendor, at:

                                            c/o MCSi, Inc.
                                            4750 Hempstead Station Drive
                                            Dayton, Ohio  USA 45429

                                                                             41.

                                            Attention:  Ira Stanley,
                                                        Vice-President Finance
                                            Fax No.: (937) 291-8250

                    with a copy to:         Fraser Milner Casgrain LLP
                                            1 First Canadian Place, Suite 4100
                                            100 King Street West
                                            Toronto, Ontario
                                            M5X 1B2

                                            Attention:  Christopher Turney
                                            Fax Number: (416) 863-4592

                    (ii)   in the case of the Purchaser, at:

                                            45 Commander Blvd.
                                            Scarborough, Ontario
                                            M1S 3Y3

                                            Attention:  Gary J. Heffernan,
                                                        President
                                            Fax Number: (416) 291-2436

                    with a copy to:         Cassels Brock and Blackwell LLP

                                            Scotia Plaza
                                            2100- 40 King Street
                                            Toronto, Ontario
                                            M5H 3C2

                                            Attention:  Gary Steinhart
                                            Fax Number: (416) 360-8877

               (b) Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; if mailed, shall be deemed to have been given and received on the fifth day after it was mailed, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; and if transmitted by fax, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

                                                                             42.

               Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing provisions.

19.6           TIME OF THE ESSENCE

               Time shall be of the essence of this Agreement.

19.7           COSTS AND EXPENSES

               All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated shall be paid by the party incurring such costs and expenses; provided however that if the Closing does not take place for reasons other than the failure of the Purchaser to perform its obligations hereunder, the Vendor will pay any reasonable costs and expenses incurred by the Purchaser. Such costs and expenses will include any reasonable commitment fee payable to the Purchaser's bank in connection with the Purchase Financing, as previously disclosed to the Vendor.

19.8           APPLICABLE LAW

               This Agreement shall be performed, construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.

19.9           ENTIRE AGREEMENT

               This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto, except as specifically provided or contemplated in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than those expressly set forth in this Agreement or in any such agreement, certificate or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

19.10          SEVERABILITY

               If any provision of this Agreement is invalid or unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby but shall continue to be valid and enforceable to the fullest extent permitted by law. If any term or provision of this Agreement is held or deemed to be unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unforceable the remaining terms and

                                                                             43.

provisions of this Agreement which shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

19.11          EFFECT OF CLOSING

               Any provision of this Agreement which is capable of being performed after but which has not been performed at or prior to the Time of Closing and all obligations, covenants and agreements contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the indemnities herein provided for, shall remain in full force and effect notwithstanding Closing, subject to the limitation periods referred to in Sections 9.1 and 9.2.

19.12          RISK OF LOSS

               From the date hereof to the Effective Time, the Business and the Purchased Assets shall be and remain at the risk of the Vendor.

19.13          COUNTERPARTS

               This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

19.14          ASSIGNMENT

               This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

                                                                             44.

19.15          PARTIES IN INTEREST

               This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.16          THIRD PARTIES

               Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

               IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                            MCSi CANADA INC.

                                            By
                                               ---------------------------------
                                               Name:  Ira H. Stanley
                                               Title: Secretary and Treasurer

                                            3835359 CANADA INC.

                                            By
                                               ---------------------------------
                                               Name:  Gary J. Heffernan
                                               Title: President

                                            MCSi, INC.

                                            By
                                               ---------------------------------
                                               Name:
                                               Title: